Exhibit 99.2

PARKWAY, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2015

(In thousands, except per share data)

(Unaudited)

Revenues
Income from office properties	$276,861
Management company income	9,891
Sale of condominium units	11,063

Total revenues	297,815

Expenses
Property operating expenses	119,547
Management company expenses	9,362
Cost of sales - condominium units	11,120
Depreciation and amortization	93,253
General and administrative	12,664

Total expenses	245,946

Operating income	51,869
Other income and expenses
Interest and other income	1
Interest expense	(31,861)

Income (loss) before income taxes	20,009
Income tax expense	(1,635)

Net income (loss)	18,374
Net (income) loss attributable to noncontrolling interests	(344)

Net income (loss) attributable to controlling interests	18,030
Dividends on non-voting preferred stock	(300)

Net income (loss) attributable to common stockholders	17,730

Weighted average shares outstanding - Basic	404,245

Weighted average shares outstanding - Diluted	412,114

Basic and diluted earnings per share	$0.04